Exhibit 99.1

P O Box 3395
West Palm Beach,
FL 33402-3395
IMMEDIATE RELEASE
George M. Bachman
CFO, Treasurer and
Corporate Secretary
561.838.1731

Florida Public Utilities Announces Results for the Second Quarter of 2009

West Palm Beach, FL, August 12, 2009. Florida Public Utilities Company (NYSE Amex: FPU) reported higher earnings for the second quarter ending June 30, 2009 compared to this same period in 2008. Net income for the second quarter of 2009 was $1,004,000 or $.16 per share, compared with $81,000 or $.01 per share for the same period last year. Net income for the six months ended June 30, 2009 was $1,748,000 or $.28 per share, compared to $2,031,000 or $.33 per share for the same period last year.

Total revenues decreased $6,402,000 in the second quarter of 2009 compared to the same period in 2008, primarily due to the lower fuel costs and associated taxes that are recovered directly from customers. Excluding the revenue for fuel costs and associated taxes passed directly through to our customers, remaining revenues or gross profit rose by $1,316,000 during the second quarter of 2009 compared to the same period in 2008 mainly as the result of the recent base rate increase in our natural gas segment.

On May 5, 2009 the Florida Public Service Commission (FPSC) approved a final natural gas rate increase of approximately $8.5 million in revenues annually with new rates beginning June 4, 2009. On June 17, 2009 the Office of Public Counsel entered a protest to FPSC’s final natural gas rate increase ruling and a full hearing will be required within eight months. The vote for the final rate increase is scheduled for February 9, 2010. Previously approved final rates and the related revenues will be collected pending possible refund upon final determination at the full hearing. It is possible that the final rate increase awarded may be lower than was approved by FPSC on May 5, 2009 and a refund may be required to our customers for any variance in the final rates approved at the full hearing compared to the previously approved rates on May 5, 2009. At this time management does not expect any adjustments to the final rate increase approved on May 5, 2009 and has not set up a liability for a possible rate refund as of June 30, 2009. Management will recognize a liability for a possible rate refund if it concludes that adjustments are probable. The impact of a refund of previously collected rates could be material to our results of operation.

Operating expenses remained flat in the second quarter of 2009 compared to the same period in 2008. Merger related administrative and general expenses were $540,000 in the second quarter of 2009 which were almost the same as the initial merger negotiations’ costs of approximately $500,000 incurred during the same period in 2008.

On April 20, 2009, FPU and Chesapeake Utilities Corporation (Chesapeake) announced a definitive merger agreement, pursuant to which FPU will merge with a wholly-owned subsidiary of Chesapeake with FPU being the surviving corporation and operating as a wholly-owned subsidiary of Chesapeake after the merger. The merger was unanimously approved by the Board of Directors of each company on April 17, 2009. The merger is subject to approvals of the shareholders of each of FPU and Chesapeake Utilities as well as the satisfaction of other conditions which were set forth in the merger agreement. The Company’s management believes that the merger will close in the fourth quarter of 2009.

This press release contains forward-looking statements including those relating to the expectations of management regarding the benefit of the recent natural gas rate increase approved by the FPSC and the possible adjustments that may be required pending the final rate hearing as well as management’s expectation that the merger with Chesapeake Utilities will close in the fourth quarter of 2009. These statements entail certain risks and uncertainties and actual results may differ materially from what is expressed in such forward-looking statements. Essential factors that could cause actual results to differ materially from those expressed in these forward-looking statements include, but are not limited to, those set forth under “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2008 and our Form 10-Q for the quarter ended June 30, 2009.

Florida Public Utilities is primarily in the business of providing natural gas, electric and propane gas distribution services throughout Florida.

Key operating results for the second quarter and year to date 2009 and 2008 are summarized below:

Florida Public Utilities

(Dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Total Revenues	$34,974	$41,376	$80,755	$86,406

Net Income	$1,004	$81	$1,748	$2,031

Earnings for Common Stock	$997	$74	$1,734	$2,017

Earnings per Common Share – basic & diluted	$.16	$.01	$.28	$.33

Average Shares Outstanding	6,123,697	6,078,446	6,120,101	6,075,005